Exhibit 5.1

June 22, 2020

Yichunfeng (China) Biohealth Limited

Golden Industrial Park, Nanfeng, Fuzhou

Jiangxi, 344500, China

Re:   Registration Statement on Form S-1

Ladies and Gentlemen:

I am counsel for Yichunfeng (China) Biohealth Limited, a Nevada corporation (the “Company”), in connection with the proposed public offering (i) by the Company under the Securities Act of 1933, as amended, of up to 4,500,000 shares of its common stock, $0.0001 par value per share (“Common Stock”), and (ii) by the selling shareholders listed in Exhibit A, attached hereto (collectively, the “Selling Shareholders”) under the Securities Act of 1933, as amended, of up to an aggregate of 4,314,263 shares of Common Stock through an amended Registration Statement on Form S-1/A (the “Registration Statement”) as to which this opinion is a part, to be filed with the Securities and Exchange Commission.

In connection with rendering my opinion as set forth below, I have reviewed and examined originals or copies identified to my satisfaction of the following:

(1)   Articles of Incorporation, of the Company as filed with the Secretary of State of Nevada;

(2) By-laws of the Company;

(3)   Corporate minutes containing the written resolutions of the Board of Directors of the Company;

(4)   The Registration Statement and the prospectus contained within the Registration Statement; and

(5)   The other exhibits of the Registration Statement.

I have examined such other documents and records, instruments and certificates of public officials, officers and representatives of the Company, and have made such other investigations as I have deemed necessary or appropriate under the circumstances.

In my examination, I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to me as original documents and the conformity to original documents of all documents submitted to me as certified, conformed, facsimile, electronic or photostatic copies. I have relied upon the statements contained in the Registration Statement and certificates of officers of the Company, and I have made no independent investigation with regard thereto.

Based upon the foregoing and in reliance thereon, it is my opinion that (i) the 4,500,000 shares of Common Stock being offered by the Company under the Registration Statement, when sold, will be legally issued, fully paid and non-assessable pursuant to the laws of the State of Nevada and the laws of the United States of America, and (ii) the 4,314,263 shares of Common Stock being offered by the Selling Shareholders under the Registration Statement, are legally issued, fully paid and non-assessable pursuant to the laws of the State of Nevada and the laws of the United States of America.

I hereby consent to this opinion being included as an exhibit to the Registration Statement and to the use of my name under the caption “EXPERTS” in the prospectus constituting a part thereof.

MCMURDO LAW GROUP, LLC

/s/ Matthew McMurdo, Esq.

Matthew McMurdo, Esq.

Exhibit A

Name Shares

Yuanhang Chen	800,000
Long Chen	1,893,100
Si Chen	106,900
Liping Li	800,000
Zurui Wei	400,000
Qiuxian Cao	36,512
Xiying Cao	2,376
Xiaohong Chen	2,756
Yongliang Chen	8,250
Zhengpen Chen	10,533
Mingjian Hu	4,643
Lixing Huang	3,029
Jianmei Ji	4,683
Huoyuan Li	7,070
Wangyun Li	3,259
Fang Li	1,955
Lee Mike Yuan	5,333
Qingju Li	4,003
Qiongying Li	2,070
Mingjiang Liang	7,030
Aimin Liao	12,993
Jianzhong Shao	6,600
Meifeng Shi	2,910
Aifeng Song	5,164
Jian Song	5,600
Pijiang Teng	2,276
Wanchen Tong	1,861
Ruoping Wang	2,466
Wenge Wang	4,498
Yanhao Wang	51,793
Bingcun Wei	4,764
Zhiping Xiong	3,210
Wuhuan Xu	11,033
Tongxue Yang	2,366
Chumei Ye	3,333
Xiuyan Yu	3,216
Lifang Zeng	68,633
Hui Zhang	6,143
Jiekai Zhang	2,576
Huaxia Zhao	4,666
Yumiao Zhong	4,660

Total	4,314,263